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                                                                     EXHIBIT 8.2

July 18, 1995

Puritan-Bennett Corporation
9401 Indian Creek Parkway
Building 40
P.O. Box 25905
Overland Park, KS 66225-5905

Ladies and Gentlemen:

    We have acted as counsel to Puritan-Bennett Corporation, a Delaware corporation ("P-B"), in connection with a proposed transaction (the "Merger") in which P-B will become a wholly-owned subsidiary of Nellcor Incorporated ("Nellcor") pursuant to an Agreement and Plan of Merger dated as of May 21, 1995, as amended by Amendment No. 1 dated June 30, 1995 (the "Merger Agreement"), under which Puma Merger Corporation ("Sub"), a wholly-owned subsidiary of Nellcor, will be merged into P-B. The proposed transaction and the Merger Agreement are more fully described in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Nellcor with the Securities and Exchange Commission and the joint proxy statement/prospectus (the "Proxy Statement/Prospectus") included in such Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

    Based upon our review of the Proxy Statement/Prospectus, the Merger Agreement and such other documents as we have deemed necessary and upon certain representations made to us by Nellcor and P-B, assuming the Merger and all other events occur as contemplated in the Proxy Statement/ Prospectus and assuming such representations remain true as of the Effective Time, it is our opinion that under the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings of the Internal Revenue Service and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis:

        (i)  the Merger will  constitute a reorganization  within the meaning of
    Section 368(a) of the Code, and Nellcor, Sub
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    Puritan-Bennett Corporation
    July 18, 1995
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    and P-B will each be  a party to that  reorganization within the meaning  of
    Section 368(b) of the Code;

        (ii) no gain or loss will be recognized by Nellcor or P-B as a result of the Merger;

        (iii) no gain or loss will be recognized by the stockholders of P-B upon the conversion of their P-B Common Stock into shares of Nellcor Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Nellcor Common Stock;

        (iv) a stockholder of P-B will recognize gain or loss equal to the difference between the cash received in lieu of a fractional share interest of Nellcor Common Stock and such stockholder's tax basis in the fractional share for which cash is received;

        (v) no gain or loss will be recognized by the existing stockholders of Nellcor as a result of the Merger;

        (vi) the aggregate tax basis of the shares of Nellcor Common Stock received in exchange for shares of P-B Common Stock pursuant to the Merger (including fractional shares for which cash is received) will be the same as the aggregate tax basis for such shares of P-B Common Stock, decreased by the amount of any tax basis allocable to the fractional share interests for which cash is received; and

        (vii) the holding period for shares of Nellcor Common Stock received in exchange for shares of P-B Common Stock pursuant to the Merger will include the period that such shares of P-B Common Stock were held by the holder, provided such shares of P-B Common Stock were held as capital assets by the holder at the Effective Time.

    This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of
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Puritan-Bennett Corporation
July 18, 1995
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the Securities Act of 1933, as amended, or the rules and regulations of the
Securities and Exchange Commission thereunder.

                                          Very truly yours,